Exhibit 10.3
AMENDMENT TO CHANGE IN CONTROL AGREEMENT
     This Amendment (the “Amendment”) dated April 11, 2010, by and among RRI Energy, Inc. (“Parent”), RRI Energy Corporate Services, LLC (“Employer”) and Mark M. Jacobs (the “Executive”).
     WHEREAS, Parent, Employer and the Executive entered into a Change in Control Agreement effective as of December 31, 2008 (the “CIC Agreement”);
     WHEREAS, on the date hereof, Parent, RRI Energy Holdings, Inc. and Mirant Corporation (“Mirant”) are entering into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Mirant will become a wholly-owned subsidiary of Parent effective as of the Closing (as that term is defined in the Merger Agreement (the “Closing”));
     WHEREAS, the Closing will constitute a Change in Control within the meaning of the CIC Agreement;
     WHEREAS, it is contemplated that the present Chief Executive Officer of Mirant, Edward R. Muller (“Mr. Muller”), will become the Chairman and Chief Executive Officer of Parent, and the Executive will become the President and Chief Operating Officer of Parent, effective as of the Closing;
     WHEREAS, it is contemplated that the Executive will become the Chief Executive Officer of Parent effective upon the third anniversary of the Closing or on such earlier date that Mr. Muller ceases to be the Chief Executive Officer of Parent for any reason;
     WHEREAS, the Executive’s failure to remain the Chief Executive Officer of Parent effective as of the Closing would constitute “Good Reason” within the meaning of the CIC Agreement; and
     WHEREAS, Parent and Employer wish to induce the Executive to remain employed by Parent and Employer following the Closing, and the Executive wishes to continue such employment, subject to the provisions of this Amendment.
     NOW, THEREFORE, in light of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Parent, Employer and the Executive hereby agree as follows:
     1. The Executive will not assert that his failure to remain Chief Executive Officer of Parent as of the Closing, the reduction in his duties or responsibilities from those applicable to Chief Executive Officer of Parent as of the Closing, his becoming President and Chief Operating Officer of Parent as of the Closing or the assignment to him of duties reasonably consistent with the position of President and Chief Operating Officer constitute a “material reduction in the duties or responsibilities of Executive” within the meaning of subsection (a) of the Good Reason definition in the CIC Agreement.

     2. If the Executive shall not be appointed Chief Executive Officer of Parent on the earlier of (i) the third anniversary of the Closing or (ii) within ten (10) business days following the first date after the Closing on which Mr. Muller ceases to serve as Chief Executive Officer of Parent, any termination of employment by the Executive within ninety (90) days following such anniversary or the end of such ten (10) business day period shall be treated for all purposes as a Covered Termination within the meaning of the CIC Agreement.
     3. If the Executive shall be removed from or not nominated for re-election to the Board of Directors of Parent other than for “Cause,” or shall cease to be member of the Board of Directors of Parent because of his failure to be re-elected other than for “Cause,” in any event before the third anniversary of the Closing, any termination of employment by the Executive within ninety (90) days following such removal or failure to be nominated or re-elected shall be treated for all purposes as a Covered Termination within the meaning of the CIC Agreement.
     4. If the Executive’s employment by Parent or Employer is terminated without Cause (within the meaning of the CIC Agreement) before the third anniversary of the Closing, such termination shall be treated for all purposes as a Covered Termination within the meaning of the CIC Agreement (such that a termination of employment without Cause will be treated as a Covered Termination even if it occurs during the third year following a Change in Control within the meaning of the CIC Agreement).
     5. The final sentence of each of Section 4(a) and 4(b) shall be deleted.
     6. Section 5 of the CIC Agreement shall be amended to read in its entirety as follows:
“Whether or not Executive becomes entitled to the payments or benefits pursuant to Section 2 of this Agreement, if any of the payments or benefits received or to be received by Executive (including any payment or benefit received or to be received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) will be subject to the tax under Section 4999 of the Code (the “Excise Tax”), a reduction shall be made from the severance amounts in Section 2(a) and (b) above so that the amount of the Total Payments is equal to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax, but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments), provided that Executive may elect to have the noncash severance amounts reduced (or eliminated) prior to any reduction of the cash severance amounts.

“For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments will be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code will be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the base amount allocable to such reasonable compensation (within the meaning of Section 280G of the Code), or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit will be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of this Section 5, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the applicable Total Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence in the calendar year in which the applicable Total Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and except to the extent that Executive otherwise notifies the Company, Executive shall be deemed to be subject to the loss of itemized deductions and personal exemptions to the maximum extent provided by the Code for each dollar of incremental income.
“At the time that payments are made under this Agreement, the Company shall provide Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement). If Executive objects to the Company’s calculations, the Company shall pay to the Executive such portion of the Total Payments (up to 100% thereof) as the Executive determines is necessary to result in the proper application of this Section 5.”
     7. This Amendment shall be of no force or effect if the Merger Agreement terminates before the Closing occurs or if the Executive remains the Chief Executive Officer of Parent effective as of the Closing.
     8. This Amendment (i) shall inure to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees and (ii) shall be binding upon and inures to the benefit of Parent and Employer and their respective successors and assigns.

     9. The validity, interpretation, construction and performance of this Amendment will be governed by and construed in accordance with the substantive laws of the State of Texas, but without giving effect to the principles of conflict of laws of such State.
     10. This Amendment constitutes the entire understanding of the parties with respect to its subject matter and supercedes any other agreement or other understanding, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof other than the Retention Incentive Agreement by and among Parent, Employer and the Executive dated as of even date hereof.
     11. Except as modified by the foregoing provisions of this Amendment, the CIC Agreement shall remain in force in accordance with its terms.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above.

RRI ENERGY, INC.

/s/ Mike Jines

By:	Mike Jines
Its:	EVP

RRI ENERGY CORPORATE SERVICES, LLC

/s/ Karen D. Taylor

By:	Karen D. Taylor
Its:	Vice President

/s/ Mark M. Jacobs

MARK M. JACOBS

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